STATEMENT TO NOTEHOLDERS

Household Home Equity Loan Trust 2002-3

Distribution Number	11
Beginning Date of Accrual Period	20-Jun-03
End Date of Accrual Period	20-Jul-03
Payment Date	21-Jul-03
Previous Payment Date	20-Jun-03

Funds Reconciliation
Available Funds for Payment (including Skip-A-Pay Advances/Reimbursements, less Premium Amount)
Principal Collections	39,781,706.95
Collections of Interest (net of Servicing Fee and principal recoveries)	5,641,467.67
Servicing Fee	310,140.74
Principal recovery	73.75
Skip-A-Pay Advances	0.00
Skip-A-Pay Reimbursement Amount	0.00
Insured Amounts, if any	0.00

Payments	45,628,612.11
Interest Paid to Notes	894,348.74
Principal Paid to Notes	44,424,122.63
Servicing Fee	310,140.74
Ownership Interest	0.00

Balance Reconciliation

Beginning Pool Amount	744,337,768.28
Principal Collections (including repurchases)	39,781,706.95
Charge off Amount	(29,708.38)
Ending Pool Amount	704,526,352.95

Collateral Performance
Cash Yield (% of beginning balance)	9.60%
Charge off Rate (net of principal recoveries; % of beginning balance)	0.05%
Net Yield	9.55%
Cumulative Realized Losses	(304,395.28)
Cumulative Loss Percentage	0.03%

Delinquent Home Equity Loans
30-59 days principal balance of Home Equity Loans	14,459,899.01
30-59 days number of Home Equity Loans	133
60-89 days principal balance of Home Equity Loans	2,241,105.78
60-89 days number of Home Equity Loans	24
90+ days principal balance of Home Equity Loans	6,550,778.43
90+ days number of Home Equity Loans	72
90+ days Delinquency Percentage	0.93%
90+ days Rolling Average	0.80%

Loan Detail
Number Purchased pursuant to 2.02, 2.04 and 3.01	-
Principal Balance Purchased pursuant to 2.02, 2.04 and 3.01	-
Substitution Adjustment Amounts	-
Number of Home Equity Loans outstanding (Beginning of Collection Period)	7,300
Number of Home Equity Loans outstanding (Ending of Collection Period)	6,964
Number of Home Equity Loans that went into REO	5
Principal Balance of Home Equity Loans that went into REO	483,572.46

Overcollateralization
Begin Overcollateralization Amount	75,891,407.73
Overcollateralization Release Amount	0.00
Distributable Excess Cashflow	4,642,415.68
End Overcollateralization Amount	80,504,115.03

Target Overcollateralization Amount	97,496,996.67
Interim Overcollateralization Amount	75,861,699.35
Interim Overcollateralization Deficiency	21,635,297.32

Excess Cashflow	4,642,415.68

Other
Stepdown	No
Trigger Event	No
Event of Default	No
Master Servicer Termination Event	No
Total Note Balance as Percent of Total Original Note Balance	63.84%

Note Principal Amount Statement
A. Information on Distributions
1. Total Distribution per $1,000	46.363030
2. Principal Distribution per $1,000	45.448068
3. Interest Distribution per $1,000	0.914963

B. Calculation of Interest Due & Paid
1. 1 month LIBOR	1.10375%
2. Formula Rate (1-mo. Libor plus 45 bps)	1.55375%
3. Available Funds Cap	8.96255%
4. Note Rate	1.55375%
5. Days in Accrual Period	31

6. Current Interest, Interest Carry Forward Amount, and Supplemental Interest Amount Due
7. Current Interest and Interest Carry forward Amount paid	894,348.74
8. Supplemental Interest Amount paid	0.00

9. Unpaid Interest Carry Forward Amount	0.00
10. Unpaid Supplemental Interest Amount	0.00

C. Calculation of Note Principal Amount
1. Principal Note Amount, prior to payments	668,446,360.55
2. Principal Payment Amount paid	39,781,706.95
3. Distributable Excess Cashflow paid	4,642,415.68
4. Note Principal Amount, after payments	624,022,237.92

5. Note Principal Amount as a % of the Original Note Principal Amount, after payments
6. Note Principal Amount as a % of the Pool Balance, after payments	0.8857330